EXHIBIT 1A-10A

INDEPENDENT CONSULTING AGREEMENT

This Independent Consulting Agreement (“Agreement”), effective as of this day December 01, 2019 (“Effective Date”) is entered into by and between BHPA Inc., (BHPA) (herein referred to as the “Company”) and Hestia Investments Inc., (herein referred to as the “Consultant”).

RECITALS

WHEREAS the Company desires to engage the services of Consultant to represent the Company in as to the Company’s current and proposed activities, and to consult with management concerning such Company activities;

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term of Consultancy. The Company hereby agrees to retain the Consultant to act in a strategy consulting capacity to the Company, and the Consultant hereby agrees to provide services to the Company commencing immediately and terminating on a 12 months mutually agreed upon by Company and Consultant.

2. Duties of Consultant. The Consultant agrees that it will generally provide the following specified consulting services through its officers and employees during the term specified in Section 1, above.

(a) Consult with and assist the Company in developing and implementing appropriate plans and means for presenting the Company and its business plans, strategy and personnel to the financial community, establishing an image for the Company in the financial community, and

(b) With the cooperation of the Company, maintain an awareness during the term of this Agreement of the Company’s plans, strategy and personnel, as they may evolve during such period, and consult and assist the Company in communicating appropriate information regarding such plans, strategy and personnel to the financial community;

(c) At the Company’s request, review potential mergers, business plans, strategies, mission statements budgets, proposed transactions and other plans for the purpose of advising the Company of the implications thereof; and

3. Allocation of Time and Energies. The Consultant hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Consultant from time to time by the officers and duly authorized representatives of the Company in connection with the conduct of its financial and communications activities, so long as such activities are in compliance with applicable securities laws and regulations. Consultant and staff shall diligently and thoroughly provide the consulting services required hereunder. Although no specific hours-per-day requirement will be required, Consultant and the Company agree that Consultant will perform the duties set forth herein above in a diligent and professional manner. The parties acknowledge and agree that a disproportionately large amount of the effort to be expended and the costs to be incurred by the Consultant and the benefits to be received by the Company are expected to occur within or shortly after the first two months of the effectiveness of this Agreement. It is explicitly understood that neither the price of the Company’s common stock, nor the trading volume of the Company’s common stock hereunder measure Consultant’s performance of its duties. It is also understood that the Company is entering into this Agreement with Consultant, a corporation and not any individual member or employee thereof, and as such, Consultant will not be deemed to have breached this Agreement if any member, officer or director of the Consultant leaves the firm or dies or becomes physically unable to perform any meaningful activities during the term of the Agreement, provided the Consultant otherwise performs its obligations under this Agreement.

4. Finders Fee.

NOW THEREFORE, in consideration of the mutual covenants contained herein. and intending to be legally bound, the parties hereto agree as follows:

1.	Terms of Compensation.

a.	Fee. Upfront nonrefundable retainer will in the amount of US$30,000.00 and US$10,000.00 monthly fee starting March 01, 2020 - November 30, 2020, the consultant has the sole option to accept partial or whole payment of the company’s common stock (with demand registration right), with 50% discount of the 120 days average closing price.

2.	Exclusive Agreement. Notwithstanding the foregoing or anything to the contrary stated herein, the Company and Consultant agree that this Agreement shall be exclusive and prohibit the Company from entering into any other agreement with parties, this Agreement prohibit the Company from entering into any investment banking relationship, merger agreement, or underwriting agreement with any other party.

3.	Indemnification. The Company shall indemnify and hold harmless Consultant and its officers, directors, agents and employees from any loss. damage or liability resulting from Company’s violation of the terms of this Agreement or any agreement between the Company and any of the Investors regarding the Investment.

4.	Independent Contractor. In providing services to the Company under this Agreement, Consultant shall be an independent contractor, and no party to this Agreement shall make any representations or statements indicating or suggesting that the joint venture, partnership, or other such relationship exist between Consultant and the Company. Consultant shall not be entitled to make any comments or create any obligations on behalf of the Company without the Company’s prior written consent.

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5.	Amendment. This Agreement may be amended or modified at any time and in any manner only by an instrument in writing executed by the parties hereto.

6.	Headings. This section and subsection headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

7.	Assignment. This Agreement nor any right created by it may be assigned by Consultant without the prior written consent of the Company.

8.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all or which together shall constitute on and the same instrument.

9.	Severabilitv. If any part of this Agreement is deemed to be unenforceable the balance of this Agreement shall remain in full force and effect.

6. Assignability. Company shall assure that in the event of any merger, acquisition, or similar change of form of entity, that its successor entity shall agree to complete all obligations, if any, to Consultant. Consultant shall not assign its rights or delegate its duties hereunder without the prior written consent of Company.

7. Expenses. Consultant agrees to pay for all its expenses (phone, travel, mailing, faxing, labor, etc.), not including extraordinary items (luncheons or dinners to large groups of investment professionals, investor conference calls, print advertisements in publications, etc.) approved by the Company in writing prior to its incurring an obligation for reimbursement.

8. Indemnification. The Company warrants and represents that all oral communications, written documents or materials furnished to Consultant or the public by the Company with respect to financial affairs, operations, profitability and strategic planning of the Company are accurate in all material respects and Consultant may rely upon the accuracy thereof without independent investigation. The Company will protect, indemnify and hold harmless Consultant against any claims or litigation including any damages, liability, cost and reasonable attorney’s fees as incurred with respect thereto resulting from Consultant’s communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from Consultant’s communication or dissemination of information not provided or authorized by the Company.

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9. Representations. Consultant represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. Consultant acknowledges that, to the best of its knowledge. the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over Consultant. Consultant acknowledges that, to the best of its knowledge, Consultant and its officers and directors are not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws. Consultant further acknowledges that it is not a securities Broker Dealer or a registered investment advisor. Company a know ledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. Company acknowledges that, to the best of its knowledge, Company is not the subject of any investigation, claim, decree or judgment involving any violation of the SEC or securities laws.

I0. Legal Representation. Each of Company and Consultant represents that they have consulted with independent legal counsel and/or tax, financial and business advisors, to the extent that they deemed necessary.

11. Status as Independent Contractor. Consultant’s engagement pursuant to this Agreement shall be as independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. Consultant further acknowledges the consideration provided hereinabove is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income truces, social security payments or any other payroll taxes. All such income truces and other such payment shall be made or provided for by Consultant and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Consultant possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

12. Attorney’s Fee. If any legal action or any arbitration or other proceeding is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement., the successful or prevailing party shall be entitled to recover reasonable attorneys’ foes and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

13. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

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14. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if sent by U.S. mail, postage prepaid, addressed to the other party at the address as set forth herein below:

To the Company: C10-17 Tian Fu sofeware Site High Tech in Chengdu Sichuan 610041 China

Commack, NY 11725

To the Consultant: 39-01 Main Street, Suite 405,

Flushing, N.Y. 11354

It is understood that either party may change the address to which notices for it shall be addressed by providing notice of such change to the other party in the manner set forth in this paragraph.

15. Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of New York.

16. Arbitration. Any controversy or claim arising out of or relating to this Agreement. or the alleged breach thereof, or relating to Consultant’s activities or remuneration under this Agreement, shall be settled by binding arbitration in Nassau County, NY in accordance with the applicable rules of the American Arbitration Association, Commercial Dispute Resolution Procedures, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction.

17. Complete Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

SIGNATURES APPEAR ON FOLLOWING PAGE

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

AGREED TO:

Company: BHPA Inc.

By	/s/ Wenjie Wu
Name:	Wenjie Wu
Title:	Chairman and C.E.O.

Consultant: Hestia Investments Inc.

By:	/s/ Edward C. Lee
Name:	Edward C. Lee
Title:	Chairman and C.E.O.

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